EXHIBIT 4.1

SECURITIES PURCHASE AGREEMENT

This SECURITIES PURCHASE AGREEMENT (the “Agreement”) dated as of December 10, 2007, is made by and among Internet America, Inc., a Texas corporation, with headquarters located at 10930 W. Sam Houston Pkwy., N. Suite 200, Houston, Texas 77064 (the “Company”), and the investors named on the signature pages hereto, together with their permitted transferees (whether one or more, the “Investors”).

RECITALS:

A. The Company and the Investors are executing and delivering this Agreement in reliance upon the exemptions from securities registration afforded by Section 4(2) of the Securities Act and Rule 506 under Regulation D.

B. Each of the Investors desires, upon the terms and conditions stated in this Agreement, to purchase that number of shares of common stock, $0.01 par value (“Common Stock”), of the Company indicated on their respective signature page hereto (the “Common Shares”) at the per share price indicated on their respective signature page hereto.

C. Contemporaneously with the execution and delivery of this Agreement, the parties hereto are executing and delivering a Registration Rights Agreement under which the Company has agreed to provide certain registration rights under the Securities Act, the rules and regulations promulgated thereunder, and applicable state securities laws.

D. The capitalized terms used herein and not otherwise defined have the meanings given them in Article IX hereof.

In consideration of the premises and the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Investors hereby agree as follows:

ARTICLE I
PURCHASE AND SALE OF COMMON STOCK

1.1 Purchase and Sale of Common Stock. At the Closing, subject to the terms of this Agreement and the satisfaction or waiver of the conditions set forth in Articles VI and VII hereof, the Company will issue and sell to each Investor, and each Investor will (on a several and not a joint basis) purchase from the Company, such number of Common Shares set forth on the Investor’s signature page. The Company will add each Investor’s name and number of shares purchased to Exhibit A and amend Exhibit A from time to time to add new Investors.

1.2 Payment. Each Investor will pay the purchase price for the Common Shares as is set forth on the Investor’s signature page. Each Investor will make payment by wire transfer of immediately available funds in accordance with the Company’s written wire instructions. At Closing the Company will deliver to each Investor, free and clear of all restrictive and other legends (except as expressly provided herein), one or more certificates representing the number of Common Shares purchased by such Investor against delivery of the purchase price as described above.

1.3 Closing Date. Subject to the satisfaction or waiver of the conditions set forth in Articles VI and VII hereof, the closing of the sale and purchase of the Common Shares (the “Closing”) will take place at 8:00 a.m., Houston time, on or prior to December 10, 2007 as identified by one day prior notice from the Company, or at another date or time agreed upon by the parties to this Agreement (the “Closing Date”). The Closing will be held at the offices of the Company located at 10930 W. Sam Houston Parkway, N., Suite 200, Houston, Texas 77064, or at such other place as the parties agree.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF INVESTORS

Each Investor represents and warrants to the Company, severally and solely with respect to itself and its purchase hereunder and not with respect to any other Investor, that:

2.1 Investment Purpose. The Investor is purchasing the Common Shares for its own account and not with a present view toward the public sale or distribution thereof, except pursuant to sales registered or exempted from registration under the Securities Act; provided, however, that by making the representations herein, such Investor does not agree to hold any of the Common Shares for any minimum or other specific term and reserves the right to dispose of the Common Shares at any time in accordance with or pursuant to a registration statement or an exemption from the registration requirements of the Securities Act. The Investor is not purchasing the Common Shares with a view toward making a tender or exchange offer for other shares of outstanding Common Stock, and has no present intention of acquiring a majority of the outstanding shares of Common Stock of the Company.

2.2 Accredited Investor Status. The Investor is an “accredited investor” as defined in Rule 501(a) of Regulation D in that, if a trust, it has total assets in excess of $5,000,000 and was not formed for the specific purpose of acquiring the Common Shares. The person directing the purchase of the Common Shares for the Investor has experience as an investor in securities representing an investment decision like that involved in the purchase of the Common Shares and acknowledges that he has the knowledge, sophistication, and experience in financial and business matters as to be capable of evaluating the merits and risks of an investment in the Common Shares and that the Investor has the ability to bear the economic risks of an investment in the Common Shares.

2.3 Reliance on Exemptions. The Investor understands that the Common Shares are being offered and sold to it in reliance upon specific exemptions from the registration requirements of United States federal and state securities laws and that the Company is relying upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Common Shares.

2.4 Information. The Investor and its advisors, if any, have reviewed the SEC Documents and have been furnished with all materials relating to the business, finances, and operations of the Company, and materials relating to the offer and sale of the Common Shares, that have been requested by the Investor or its advisors, if any. The Investor and its advisors, if any, have been afforded the opportunity to ask questions of the Company. Neither such inquiries nor any other due diligence investigation conducted by Investor or any of its advisors or representatives modify, amend, or affect the Investor’s right to rely on the Company’s representations and warranties contained in Article III below. The Investor acknowledges and understands that its investment in the Common Shares involves a significant degree of risk, including the risks reflected in the SEC Documents, and that the market price of the Common Stock has been and continues to be volatile and that no representation is being made as to the future value of the Common Stock.

2.5 Governmental Review. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed upon or made any recommendation or endorsement of the Common Shares or an investment therein.

2.6 Transfer or Resale. The Investor understands that:

(a) except as provided in the Registration Rights Agreement, the Common Shares have not been registered under the Securities Act or any applicable state securities laws and, consequently, the Investor may have to bear the risk of owning the Common Shares for an indefinite period of time because the Common Shares may not be transferred unless (i) the resale of the Common Shares is registered pursuant to an effective registration statement under the Securities Act; (ii) the Investor has delivered to the Company an opinion of counsel (in form, substance and scope reasonably satisfactory to the Company) to the effect that the Common Shares to be sold or transferred may be sold or transferred pursuant to an exemption from such registration; (iii) the Common Shares are sold or transferred pursuant to Rule 144; or (iv) the Common Shares are sold or transferred to an affiliate (as defined in Rule 144) of the Investor;

(b) any sale of the Common Shares made in reliance on Rule 144 may be made only in accordance with the terms of Rule 144 and, if Rule 144 is not applicable, any resale of the Common Shares under circumstances in which the seller (or the person through whom the sale is made) may be deemed to be an underwriter (as that term is defined in the Securities Act) may require compliance with another exemption under the Securities Act or the rules and regulations of the SEC thereunder;

(c) except as set forth in the Registration Rights Agreement, neither the Company nor any other person is under any obligation to register the Common Shares under the Securities Act or any state securities laws or to comply with the terms and conditions of any exemption thereunder; and

(d) notwithstanding anything in this Agreement to the contrary, the Company agrees to register any Common Shares issued to an Investor hereunder in the name of any partner of such Investor, and any such partner shall be deemed to be an Investor for all purposes of this Agreement and the Registration Rights Agreement, provided that any such partner agrees in writing to be subject to the terms of this Agreement and the Registration Rights Agreement to the same extent as if such partner were an original Investor hereunder and thereunder.

2.7 Legends. The Investor understands that until (a) the Common Shares may be sold by the Investor under Rule 144(k) or (b) such time as the resale of the Common Shares has been registered under the Securities Act as contemplated by the Registration Rights Agreement, the certificates representing the Common Shares will bear a restrictive legend in substantially the following form (and a stop-transfer order may be placed against transfer of the certificates for such Common Shares):

THE SECURITIES (THE “SECURITIES”) EVIDENCED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND, ACCORDINGLY, MAY NOT BE OFFERED OR SOLD EXCEPT AS SET FORTH IN THE FOLLOWING SENTENCE. BY ITS ACQUISITION HEREOF, THE HOLDER AGREES THAT IT WILL NOT OFFER, RESELL, PLEDGE OR OTHERWISE TRANSFER (INDIVIDUALLY AND COLLECTIVELY, A “TRANSFER”) THE SECURITIES EVIDENCED HEREBY, EXCEPT PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT, OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT. IF THE PROPOSED TRANSFER IS TO BE MADE PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT, THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AND THE TRANSFER AGENT SUCH CERTIFICATIONS, LEGAL OPINIONS OR OTHER INFORMATION AS THEY MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH TRANSFER IS BEING MADE PURSUANT TO AN EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OR ANY STATE OR FOREIGN SECURITIES LAW. NOTWITHSTANDING THE FOREGOING, THE SECURITIES MAY BE PLEDGED IN CONNECTION WITH A BONA FIDE MARGIN ACCOUNT OR OTHER LOAN OR FINANCING ARRANGEMENT SECURED BY THE SECURITIES.

The legend set forth above will be removed and the Company will issue a certificate without the legend to the holder of any certificate upon which it is stamped, in accordance with the terms of Article V hereof.

2.8 Authorization; Enforcement. This Agreement and the Registration Rights Agreement have been duly and validly authorized, executed, and delivered on behalf of the Investor and are valid and binding agreements of the Investor, enforceable in accordance with their terms, subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and the application of general principles of equity.

2.9 Residency. The Investor is a resident, or was organized under the laws, of the jurisdiction set forth immediately below such Investor’s name on the signature pages hereto.

2.10 No Intent to Effect a Change of Control. The Investor has no present intent to change or influence the control of the Company within the meaning of Rule 13d-1 of the Exchange Act.

2.11 No Hedging. The Investor has not established any hedge or other position in the Common Stock that is outstanding on the Closing Date which is designed to or could reasonably be expected to lead to or result in any sale of the Common Shares. For purposes hereof, a “hedge or other position” would include effecting any short sale or having in effect any short position or any purchase, sale or grant of any put option, call option or prepaid forward contract with respect to the Common Stock of the Company or with respect to any security (other than a broad-based market basket or index) that includes, relates to or derives any significant part of its value from the Common Stock.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company and each of its Subsidiaries, as applicable, represents and warrants to the Investors that:

3.1 Organization and Qualification. The Company and its Subsidiaries are duly incorporated, validly existing, and in good standing under the laws of the jurisdictions in which they are incorporated, with full power and authority (corporate and other) to own, lease, use and operate their properties, if any, and to carry on their businesses as and where now owned, leased, used, operated and conducted. The Company and its Subsidiaries are duly qualified to do business and are in good standing in every jurisdiction in which the nature of the business conducted by them makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Material Adverse Effect.

3.2 Authorization; Enforcement. (a) The Company has all requisite corporate power and authority to enter into and to perform its obligations under this Agreement and the Registration Rights Agreement, to consummate the transactions contemplated hereby and thereby and to issue the Common Shares in accordance with the terms hereof and thereof; (b) the execution, delivery and performance of this Agreement and the Registration Rights Agreement by the Company and the consummation by it of the transactions contemplated hereby and thereby (including without limitation the issuance of the Common Shares) have been duly authorized by the Company’s Board of Directors and no further consent or authorization of the Company, its Board or Directors, or its stockholders is required; (c) this Agreement and the Registration Rights Agreement have been duly executed by the Company; and (d) each of this Agreement and the Registration Rights Agreement constitutes a legal, valid, and binding obligation of the Company enforceable against the Company in accordance with its respective terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting the rights of creditors generally and the application of general principles of equity.

3.3 Capitalization. As of the date prior to the Closing Date, the authorized capital stock of the Company consists of 40,000,000 shares of common stock and 5,000,000 shares of preferred stock, $.01 par value per share, which may be divided into and issued in one or more series upon the creation thereof by the Board of Directors of the Company (the “Board”). As of the date of this Agreement, (i) 12,857,031 shares of Common Stock are issued and outstanding, (ii) 2,176,632 shares of Common Stock have been authorized and reserved for issuance under Stock Plans; (iii) no shares of Common Stock are held by the Company in its treasury, (iv) 4,000,000 shares of preferred stock have been designated as Series A Preferred Stock (the “Preferred Stock”) and 2,889,076 shares are issued and outstanding. All of such outstanding shares of capital stock have been duly authorized and are validly issued, fully paid, and nonassessable and issued in compliance with all applicable state and federal laws concerning the issuance of securities. Except as set forth in the Rights Agreement dated as of August 9, 2004 (the “Rights Agreement”) by and between the Company and American Stock Transfer & Trust Company, as the rights agent, no shares of capital stock of the Company, including the Common Shares, are subject to preemptive rights or any other similar rights of the other stockholders of the Company or any liens or encumbrances imposed through the actions or failure to act of the Company. Except as set forth in the Rights Agreement and pursuant to the terms of the Preferred Stock, there are no outstanding options, warrants, scrip, rights to subscribe for, puts, calls, rights of first refusal, agreements, understandings, claims, or other commitments or rights of any character whatsoever relating to, or securities or rights convertible into, exercisable for, or exchangeable for any shares of capital stock of the Company, or arrangements by which the Company is or may become bound to issue additional shares of capital stock of the Company. The Company’s Articles of Incorporation and the Company’s By-laws, each as in effect on the date hereof, filed as exhibits to the Company’s SEC Documents, are true and correct copies of each such document.

3.4 Issuance of Common Shares. The Common Shares have been duly authorized and, upon issuance in accordance with the terms of this Agreement, will be validly issued, fully paid, and non-assessable, free from all taxes, liens, claims, encumbrances, and charges with respect to the issuance thereof, will not be subject to preemptive rights or other similar rights of stockholders of the Company, and will not impose personal liability on the holders thereof.

3.5 Outstanding Debt. The Company has no Indebtedness for Borrowed Money (as hereinafter defined) except as otherwise set forth in the SEC Documents. The Company is not in default in the payment of the principal of or interest or premium on any such Indebtedness for Borrowed Money, and no event has occurred or is continuing under the provisions of any instrument, document or agreement evidencing or relating to any such Indebtedness for Borrowed Money which with the lapse of time or the giving of notice, or both, would constitute an event of default thereunder.

3.6 No Conflicts; No Violation.

(a) The execution, delivery, and performance of this Agreement and the Registration Rights Agreement by the Company, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) do not and will not (i) conflict with or result in a violation of any provision of the Articles of Incorporation or By-laws, (ii) violate or conflict with, or result in a breach of any provision of, or constitute a default (or an event which with notice or lapse of time or both could become a default) under, or give to others any rights of termination, amendment (including without limitation, the triggering of any anti-dilution provision), acceleration or cancellation of, any agreement, indenture, patent, patent license, or instrument to which the Company is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including U.S. federal and state securities laws and regulations and regulations of any self-regulatory organizations to which the Company or its securities are subject) applicable to the Company or by which any property or asset of the Company is bound or affected (except for such conflicts, breaches, defaults, terminations, amendments, accelerations, cancellations and violations as would not, individually or in the aggregate, have a Material Adverse Effect).

(b) The Company is not in violation of its Articles of Incorporation, By-laws or other organizational documents and the Company is not in default (and no event has occurred which with notice or lapse of time or both could put the Company in default) under, and the Company has not taken any action or failed to take any action that (and no event has occurred which, without notice or lapse of time or both) would give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company is a party or by which any property or assets of the Company is bound or affected, except for possible defaults as would not, individually or in the aggregate, have a Material Adverse Effect.

(c) The Company is not conducting, and, so long as any Investor owns any of the Common Shares, will not conduct, its business in violation of any law, ordinance or regulation of any governmental entity, the failure to comply with which would, individually or in the aggregate, have a Material Adverse Effect.

(d) Except as specifically contemplated by this Agreement and as required under the Securities Act and any applicable state securities laws or any listing agreement with any securities exchange or automated quotation system, the Company is not required to obtain any consent, authorization or order of, or make any filing or registration with, any court or governmental agency or any regulatory or self regulatory agency in order for it to execute, deliver or perform any of its obligations under this Agreement or the Registration Rights Agreement, in each case in accordance with the terms hereof or thereof, or to issue and sell the Common Shares in accordance with the terms hereof.

3.7 SEC Documents, Financial Statements. Since September 30, 2007, the Company has filed all reports, schedules, forms, statements, and other documents required to be filed by it with the SEC pursuant to the reporting requirements of the Exchange Act (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents (other than exhibits) incorporated by reference therein, being hereinafter referred to herein as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements of the Company included in the SEC Documents complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. Such financial statements are complete and correct in all material respects and have been prepared in accordance with U.S. generally accepted accounting principles, consistently applied, during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may not include footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of the Company as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). Except as set forth in the financial statements included in the SEC Documents, to the Company’s knowledge the Company has no liabilities, contingent or otherwise, other than liabilities incurred in the ordinary course of business subsequent to September 30, 2007, and liabilities of the type not required under generally accepted accounting principles to be reflected in such financial statements.

3.8  Absence of Certain Changes. Except as disclosed in the SEC Documents since September 30, 2007, there has not been, to the Company’s knowledge:

(a) Any change in the assets, liabilities, financial condition, prospects, or operations of the Company from that reflected in the SEC Documents, other than changes in the ordinary course of business, none of which individually or in the aggregate has had or is reasonably expected to have a Material Adverse Effect or, to the knowledge of the Company, any development that could reasonably be expected to have such a Material Adverse Effect;

(b) Any resignation or termination of any officer, key employee, or group of employees of the Company; and the Company, to the best of its knowledge, does not know of the impending resignation or termination of employment of any such officer, key employee, or group of employees;

(c) Any material change, except in the ordinary course of business, in the contingent obligations of the Company by way of guaranty, endorsement, indemnity, warranty, or otherwise;

(d) Any damage, destruction, or loss, whether or not covered by insurance, materially and adversely affecting the properties, business or prospects or financial condition of the Company;

(e) Any waiver by the Company of a valuable right or of a material debt owed to it;

(f) Any direct or indirect loans made by the Company to any stockholder, employee, officer, or director of the Company, other than advances made in the ordinary course of business;

(g) Any material change in any compensation arrangement or agreement with any employee, officer, director, or stockholder;

(h) Any declaration or payment of any dividend or other distribution of the assets of the Company;

(i) Any labor organization activity related to the Company;

(j) Any debt, obligation, or liability incurred, assumed, or guaranteed by the Company, except those for immaterial amounts and for current liabilities incurred in the ordinary course of business;

(k) Any sale, assignment, or transfer of any patents, trademarks, copyrights, trade secrets, or other intangible assets;

(l) Any change in any material agreement to which the Company is a party or by which it is bound which materially and adversely affects the business, assets, liabilities, financial condition, operations, or prospects of the Company;

(m) Any other event or condition of any character that, either individually or cumulatively, has materially and adversely affected the business, assets, liabilities, financial condition, prospects, or operations of the Company; or

(n) Any arrangement or commitment by the Company to do any of the acts described in subsection (a) through (m) above.

3.9 Absence of Litigation. There is no action, suit, claim, proceeding, inquiry, or investigation before or by any court, public board, government agency, self-regulatory organization, or body pending or, to the knowledge of the Company, threatened against or affecting the Company or any of its officers or directors acting as such that could, individually or in the aggregate, have a Material Adverse Effect. The Company is not aware of any facts or circumstances which would reasonably be expected to give rise to any such action or proceeding. The foregoing includes, without limitation, actions pending or, to the Company’s knowledge, threatened or any basis therefor known by the Company involving the prior employment of any of the Company’s employees, their use in connection with the Company’s business of any information or techniques allegedly proprietary to any of their former employers, or their obligations under any agreements with prior employers.

3.10 Intellectual Property Rights.

(a) The Company owns or possesses the licenses or rights to use all patents, patent applications, patent rights, inventions, know-how, trade secrets, trademarks, trademark applications, service marks, service names, trade names, and copyrights necessary to enable it to conduct its business as now operated (the “Intellectual Property”). To the Company’s knowledge, no product or service marketed or sold (or proposed to be marketed or sold) by the Company violates or will violate any license or infringe any intellectual property rights of any other party.

Confidential Treatment Requested by Internet America, Inc., Exhibit 4.1 to the 8-K filed on December 11, 2007.

(b) There is no claim or action pending and the Company has not received any communications alleging that the Company has violated any of the patents, trademarks, service marks, trade names, copyrights, or trade secrets, or other proprietary rights of any other person or entity or that challenges the right of the Company with respect to any Intellectual Property.

(c) The Company has obtained and posseses valid licenses to use all of the software programs present on the computers and other software-enabled electronic devices that it owns or leases or that it has otherwise provided to its employees for their use in connection with the Company’s business.

(d) The Company is not aware that any of its employees is obligated under any contract (including licenses, covenants, or commitments of any nature) or other agreement, or subject to any judgment, decree or order of any court or administrative agency, that would interfere with their duties to the Company. No former or current employee, officer, or consultant of the Company has excluded works or inventions made prior to his or her employment with the Company from his or her assignment of inventions pursuant to such employee, officer or consultant’s non-disclosure and invention agreement. To the Company’s knowledge, it has or will not need to utilize any inventions, trade secrets, or proprietary information of any of its employees (or persons it currently intends to hire) made prior to their employment by the Company, except for inventions, trade secrets or proprietary information that have been assigned to the Company. Each employee has assigned to the Company all intellectual property rights he or she owns that are related to the Company’s business as now conducted.

(e) Neither the execution, delivery, nor performance of this Agreement, nor the carrying on of the Company’s business by the employees of the Company, will, to the Company’s knowledge, conflict with or result in a breach of the terms, conditions or provisions of, or constitute a default under, any contract, covenant, or instrument under which any employee is now obligated.

3.11 Contracts. All material contracts to which the Company or its Subsidiaires are party are valid, binding and enforceable and in full force and effect, except where such failures to be so valid, binding and enforceable and in full force and effect would not, individually or in the aggregate, have a Material Adverse Effect, [redacted]. The Company is not subject to any charter, corporate, or other legal restriction, or any judgment, decree, order, rule, or regulation which in the reasonable judgment of the Company’s officers has or is expected in the future, individually or in the aggregate, to have a Material Adverse Effect. The Company is not a party to any contract or agreement which in the reasonable judgment of the Company’s officers has or is expected to have a Material Adverse Effect.

3.12 Tax Status. The Company has made or filed all federal, state, and foreign income and all other tax returns, reports, and declarations required by any jurisdiction to which it is subject (unless and only to the extent that the Company has set aside on its books provisions reasonably adequate for the payment of all unpaid and unreported taxes) and has paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports, and declarations, except those being contested in good faith, and has set aside on its books provisions reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports, or declarations apply. There are no unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the Company knows of no basis for any such claim. The Company has not executed a waiver with respect to the statute of limitations relating to the assessment or collection of any foreign, federal, state, or local tax. None of the Company’s tax returns is presently being audited by any taxing authority, except that the Texas Comptroller of the Currency is conducting a Sales and Use Tax Audit of the Company for the period from January 2004 through September 2007.

3.13 Certain Transactions. Except as disclosed in the SEC Documents and except for arm’s-length transactions pursuant to which the Company makes payments in the ordinary course of business upon terms no less favorable than the Company could obtain from third parties, and other than the grant of stock options, employment agreements, or the ownership of other securities and rights disclosed in filings under the Exchange Act, none of the officers, directors, or employees of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement, or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director, or employee or, to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer, director, or employee has a substantial interest or is an officer, director, trustee or partner.

3.14 Environmental Laws. The Company (i) is in compliance with all applicable foreign federal, state, and local laws and regulations relating to the protection of human health and safety, the environment, or hazardous or toxic substances or wastes, pollutants or contaminants (“Environmental Laws”), (ii) has received all permits, licenses, or other approvals required of them under applicable Environmental Laws to conduct its business and (iii) is in compliance with all terms and conditions of any such permit, license or approval where, in each of the three foregoing clauses, the failure to so comply would have, individually or in the aggregate, a Material Adverse Effect.

3.15 Disclosure. The Company has provided each Investor with all information requested by the Investor in connection with its decision to purchase the Common Shares. No information relating to or concerning the Company set forth in this Agreement or provided to the Investors pursuant to Section 2.4 hereof or otherwise provided in connection with the transactions contemplated hereby, including without limitation any oral or written statements made or given by the officers of the Company, or any of the Company’s agents, to any Investor, or any Investor’s agent, taken as a whole, contained any untrue statement of a material fact nor omitted to state any material fact necessary in order to make the statements made herein or therein, in light of the circumstances under which they were made, not misleading. No event or circumstance has occurred or information exists with respect to the Company or its business, properties, operations, or financial conditions, which, under applicable law, rule, or regulation, requires public disclosure or announcement by the Company but which has not been so publicly announced or disclosed (assuming for this purpose that the Company’s reports filed under the Exchange Act are being incorporated into an effective registration statement filed by the Company under the Securities Act). To the Company’s knowledge, there are no facts which (individually or in the aggregate) would have a Material Adverse Effect that have not been set forth in the Agreement, the exhibits hereto, or in other documents delivered to the Investors, or their attorneys or agents in connection herewith other than any adverse change, event, or effect that is directly attributable to conditions affecting the United States economy generally unless such conditions adversely affect the Company in a materially disproportionate manner, and any adverse change, event, or effect that is directly attributable to conditions affecting the Company’s industry generally, unless such conditions adversely affect the Company in a materially disproportionate manner.

3.16 Acknowledgment Regarding Investors’ Purchase of Common Shares. The Company acknowledges and agrees that each Investor is acting solely in the capacity of an arm’s length purchaser with respect to this Agreement and the transactions contemplated hereby. The Company further acknowledges that no Investor is acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereby and any statement made by any Investor or any of their respective representatives or agents in connection with this Agreement and the transactions contemplated hereby is not advice or a recommendation and is merely incidental to such Investor’s purchase of the Common Shares and has not been relied on by the Company in any way. The Company further represents to each Investor that the Company’s decision to enter into this Agreement has been based solely on an independent evaluation by the Company and its representatives.

3.17 No Integrated Offering. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has directly or indirectly made any offers or sales in any security or solicited any offers to buy any security under circumstances that would require registration under the Securities Act of the issuance of the Common Shares to the Investors.

3.18 No Brokers. The Company has taken no action which would give rise to any claim by any person for brokerage commissions, finder’s fees or similar payments relating to this Agreement or the transactions contemplated hereby.

3.19 Permits; Compliance. The Company is in possession of all franchises, grants, authorizations, licenses, permits, easements, variances, exemptions, consents, certificates, approvals and orders necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except those the failure of which to possess would not, individually or in the aggregate, have a Material Adverse Effect (collectively, the “Company Permits”), and there is no action pending or, to the knowledge of the Company, threatened regarding suspension or cancellation of any of the Company Permits. The Company is not in conflict with, or in default or violation of, any of the Company Permits, except for any such conflicts, defaults or violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. Since September 30, 2007, the Company has not received any notification with respect to possible conflicts, defaults or violations of applicable laws, except for notices relating to possible conflicts, defaults or violations, which conflicts, defaults or violations would not have a Material Adverse Effect.

3.20 Title to Property. The Company has good and marketable title in fee simple to all real property and good and marketable title to all personal property owned by it which is material to the business of the Company. Any real property and facilities held under lease by the Company are held by it under valid and enforceable leases with such exceptions as would not have a Material Adverse Effect.

3.21 Insurance. The Company is insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as is prudent and customary in the businesses in which the Company is engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.

3.22 Sarbanes-Oxley; Internal Accounting Controls. The Company is in material compliance with all provisions of the Sarbanes-Oxley Act of 2002 that are applicable to it as of the Closing Date. The Company maintains a system of internal accounting controls sufficient, in the judgment of the Company’s board of directors, to provide reasonable assurance that (a) transactions are executed in accordance with management’s general or specific authorizations, (b) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (c) access to assets is permitted only in accordance with management’s general or specific authorization, (d) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and (e) financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles are reliable. The Company has established disclosure controls and procedures (as defined in Exchange Act Rules 13a-15(e) and 15d-15(e)) for the Company and designed such disclosure controls and procedures to ensure that material information relating to the Company, including its Subsidiaries, is made known to the certifying officers by others within those entities, particularly during the period in which the Company’s most recently filed periodic report under the Exchange Act, as the case may be, is being prepared. The Company’s certifying officers have evaluated the effectiveness of the Company’s controls and procedures as of the date prior to the filing date of the most recently filed periodic report under the Exchange Act (such date, the “Evaluation Date”). The Company presented in its most recently filed periodic report under the Exchange Act the conclusions of the certifying officers about the effectiveness of the disclosure controls and procedures based on their evaluations as of the Evaluation Date. Since the Evaluation Date, there have been no significant changes in the Company’s internal controls (as such term is defined in Item 307(b) of Regulation S-K under the Exchange Act) or, to the knowledge of the Company, in other factors that would materially affect the Company’s internal controls.

3.23 Employment Matters. The Company is in compliance with all federal, state, local and foreign laws and regulations respecting employment and employment practices, terms and conditions of employment and wages and hours except where failure to be in compliance would not have a Material Adverse Effect. There are no pending investigations involving the Company by the U.S. Department of Labor or any other governmental agency responsible for the enforcement of such federal, state, local or foreign laws and regulations. There is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board or any strike, picketing, boycott, dispute, slowdown or stoppage pending or threatened against or involving the Company. No representation question exists respecting the employees of the Company, and no collective bargaining agreement or modification thereof is currently being negotiated by the Company. No grievance or arbitration proceeding is currently pending under any expired or existing collective bargaining agreements of the Company. No material labor dispute with the employees of the Company exists or, to the knowledge of the Company, is imminent.

3.24  Obligations of Management. Each officer and key employee of the Company is currently devoting substantially all of his or her business time to the conduct of the business of the Company. The Company is not aware that any officer or key employee of the Company is planning to work less than full time at the Company in the future. No officer or key employee is currently working or, to the Company’s knowledge, plans to work for a competitive enterprise, whether or not such officer or key employee is or will be compensated by such enterprise.

3.25 Registration Rights. Except as required pursuant to the Registration Rights Agreement and similar agreements dated May 4, 2005 and October 17, 2007, the Company is presently not under any obligation, and has not granted any rights, to register any of the Company’s presently outstanding securities or any of its securities that may hereafter be issued.

3.26 Investment Company Status. The Company is not and upon consummation of the sale of the Common Shares will not be an “investment company,” a company controlled by an “investment company” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company” as such terms are defined in the Investment Company Act of 1940, as amended.

3.27 No General Solicitation. Neither the Company nor any distributor participating on the Company’s behalf in the transactions contemplated hereby (if any) nor any person acting for the Company, or any such distributor, has conducted any “general solicitation,” as such term is defined in Regulation D, with respect to any of the Common Shares being offered hereby. Assuming the accuracy of the representations and warranties of each Investor contained in Section 2.2 hereof, the offer, sale, and issuance of the Common Shares will be exempt from the registration requirements of the Securities Act, and will have been registered or qualified (or are exempt from registration and qualification) under the registration, permit, or qualification requirements of all applicable state securities laws.

3.28 Application of Takeover Protections. The Company and its board of directors have taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination or other similar anti-takeover provision under the laws of the state of its incorporation, the Company’s organizational documents and any other agreement to which the Company is bound, which is or could become applicable to the Investors as a result of the transactions contemplated by this Agreement, including, without limitation, the Company’s issuance of the Common Shares and the Investors’ ownership of the Common Shares.

3.29 Net Operating Loss Carryforward. To the best of the Company’s knowledge after performing initial research and calculating beneficial ownership of the Company’s securities by persons solely on the basis of their Exchange Act filings, (i) the Company and each of its Subsidiaries have not experienced, and will not experience after the issuance of stock pursuant to this Agreement, an “ownership change” within the meaning of Section 382 of the Internal Revenue Code (an “Ownership Change”); (ii) the ability of the Company and each of its Subsidiaries to use net operating losses realized in the current taxable year, net operating loss carryforwards, tax credits and other tax attributes is not, and will not after the issuance of stock pursuant to this Agreement, be limited by Section 382 or otherwise for Federal income tax purposes; (iii) the Company does not believe that it (or any of its Subsidiaries) is likely to experience an Ownership Change based upon the stock issuance pursuant to this Agreement and all other contemplated transactions, including, for the avoidance of doubt, contemplated transactions that are not yet subject to a legally binding agreement to which the Company (or any of its Subsidiaries) may be a party, including but not limited to any contemplated transactions involving the issuance by the Company (or any of its Subsidiaries) of its stock, options or other securities.

ARTICLE IV
COVENANTS

4.1 Best Efforts. Each party will use its best efforts to satisfy in a timely fashion each of the conditions to be satisfied by it under Articles VI and VII of this Agreement.

4.2 Blue Sky Laws. The Company will, on or before the Closing Date, take such action as it reasonably determines to be necessary to qualify the Common Shares for sale to the Investors under this Agreement under applicable securities (or “blue sky”) laws of the states of the United States (or to obtain an exemption from such qualification), and will provide evidence of any such action so taken to the Investors on or prior to the date of the Closing. The Company will file with the SEC a Current Report on Form 8-K disclosing this Agreement and the transactions contemplated hereby within four business days after the Closing Date and will make any required notice filings with state securities law authorities on a timely basis.

4.3 Reporting Status. The Company’s Common Stock is registered under Section 12 of the Exchange Act. Throughout the Registration Period (as defined in the Registration Rights Agreement), the Company will use its best efforts to timely file all reports, schedules, forms, statements and other documents required to be filed by it with the SEC under the reporting requirements of the Exchange Act, and the Company will not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would permit such termination.

4.4 Use of Proceeds. The Company will use the proceeds from the sale of the Common Shares to effect acquisitions, to expand the Company’s wireless infrastructure and for general working capital.

4.5 Financial Statements. The financial statements of the Company will be prepared in accordance with United States generally accepted accounting principles, consistently applied, and will fairly present in all material respects the consolidated financial position of the Company and results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments).

4.6 . Solvency; Corporate Existence; Compliance with Law. The Company (both before and after giving effect to the transactions contemplated by this Agreement) is solvent (i.e., its assets have a fair market value in excess of the amount required to pay its probable liabilities on its existing debts as they become absolute and matured) and currently the Company has no information that would lead it to reasonably conclude that the Company would not have, nor does it intend to take any action that would impair, the ability to pay its debts from time to time incurred in connection therewith as such debts mature. The Company will conduct its business in compliance with all applicable laws, rules and regulations of the jurisdictions in which it is conducting business, including, without limitation, all applicable local, state and federal environmental laws and regulations, where the failure to comply with such would have a Material Adverse Effect.

4.7 Insurance. The Company will maintain liability, casualty, and other insurance (subject to customary deductions and retentions) with responsible insurance companies against such risk of the types and in the amounts customarily maintained by companies of comparable size and in lines of business of the Company.

4.8 Sales by Investors. Each Investor will sell any Common Shares sold by it in compliance with applicable prospectus delivery requirements, if any, or otherwise in compliance with the requirements for an exemption from registration under the Securities Act and the rules and regulations promulgated thereunder. No Investor will make any sale, transfer or other disposition of the Common Shares in violation of federal or state securities laws.

4.9 Pledge of Common Shares. The Company acknowledges and agrees that the Common Shares may be pledged by an Investor in connection with a bona fide margin agreement or other loan or financing arrangement that is secured by the Common Shares. The pledge of Common Shares shall not be deemed to be a transfer, sale or assignment of the Common Shares hereunder, and no Investor effecting a pledge of Common Shares shall be required to provide the Company with any notice thereof or otherwise make any delivery to the Company pursuant to this Agreement; provided that an Investor and its pledgee shall be required to comply with the provisions of Section 2.6 hereof in order to effect a sale, transfer or assignment of Common Shares to such pledgee. The Company hereby agrees to execute and deliver such documentation as a pledgee of the Common Shares may reasonably request in connection with a pledge of the Common Shares to such pledgee by an Investor.

4.10 Disclosure of Transactions and Other Material Information. The Company shall not, and shall cause each Subsidiary and each of its respective officers, directors, employees and agents, not to, provide any Investor with any material nonpublic information regarding the Company or any Subsidiary from and after the Closing Date without the express written consent of such Investor. In the event of a breach of the foregoing covenant by the Company, any Subsidiary, or each of its respective officers, directors, employees and agents, in addition to any other remedy provided herein or in the Transaction Documents, such Investor shall have the right to demand that the Company make a public disclosure, and if the Company fails to do so within five business days, the Investor may make a public disclosure, in the form of a press release, public advertisement or otherwise, of such material nonpublic information without the prior approval by the Company, each Subsidiary, or each of its respective officers, directors, employees or agents. In such event, such Investor shall provide a copy of such public disclosure to the Company at least one day prior to the dissemination of such disclosure to the public. No Investor shall have any liability to the Company, any Subsidiary, or any of its or their respective officers, directors, employees, stockholders or agents for any such disclosure unless such Investor acts with negligence or willful misconduct. Subject to the foregoing, neither the Company nor any Investor shall issue any press releases or any other public statements with respect to the transactions contemplated hereby without the prior approval of the other party; which approval shall not be unreasonably withheld or delayed; provided, however, that the Company shall be entitled, without the prior approval of any Investor, to make any press release or other public disclosure with respect to such transactions in a Current Report on Form 8-K in compliance with the requirements of the Exchange Act, and as may otherwise be required by applicable law and regulations (provided that each Investor shall be provided a copy of any proposed press release to be issued by the Company at least one day prior to its release).

4.11 Amendment to Rights Agreement. Without the prior written consent of the Investors (which consent shall not be unreasonably withheld), the Company shall not, from and after the Closing Date, rescind, revoke or amend the Amendment to Rights Agreement (as defined below) to decrease the percentage of Common Shares of which Steven G. Mahaylo, together with his Associates and Affiliates, can be the Beneficial Owner without becoming an Acquiring Person (as such capitalized terms are defined therein).

4.12 Investors’ Filings. Each Investor will file all reports required to be filed by such Investor with the Securities and Exchange Commission under the Exchange Act or related federal or state securities laws as a result of such Investor’s ownership of Common Shares, including but not limited to Forms 3, 4 and 5, and will promptly provide copies to the Company of any Schedule 13D or G filed by such Investor.

ARTICLE V
TRANSFER AGENT INSTRUCTIONS; REMOVAL OF LEGENDS

5.1 Issuance of Certificates. The Company shall instruct its transfer agent to issue certificates, registered in the name of each Investor or its nominee, for Common Shares in such amounts as specified from time to time by each Investor to the Company. All such certificates will bear the restrictive legend described in Section 2.7, except as otherwise specified in this Article V. Nothing in this Section 5.1 will affect in any way the Investors’ obligations and agreement set forth in Section 2.7 hereof to comply with all applicable prospectus delivery requirements, if any, upon resale of the Common Shares.

5.2 Unrestricted Common Shares. If, unless otherwise required by applicable state securities laws, (a) the resale of the Common Shares represented by a certificate has been registered under an effective registration statement filed under the Securities Act, (b) a holder of Common Shares provides the Company and the Transfer Agent with an opinion of counsel, in form, substance and scope reasonably satisfactory to the Company, to the effect that a public sale or transfer of such Common Shares may be made without registration under the Securities Act and such sale either has occurred or may occur without restriction on the manner of such sale or transfer, (c) such holder provides the Company and the Transfer Agent with reasonable assurances that such Common Shares can be sold under Rule 144, or (d) the Common Shares represented by a certificate can be sold without restriction as to the number of securities sold under Rule 144(k), the Company will permit the transfer of the Common Shares, and the Transfer Agent will issue one or more certificates, free from any restrictive legend, in such name and in such denominations as specified by such holder. Notwithstanding anything herein to the contrary, the Common Shares may be pledged as collateral in connection with a bona fide margin account or other lending arrangement; provided that such pledge will not alter the provisions of this Article V with respect to the removal of restrictive legends.

5.3 Enforcement of Provision. The Company acknowledges that a breach by it of its obligations hereunder will cause irreparable harm to each Investor by vitiating the intent and purpose of the transaction contemplated hereby. Accordingly, the Company acknowledges that the remedy at law for a breach of its obligations under this Article V will be inadequate and agrees, in the event of a breach or threatened breach by the Company of the provisions of this Section, that each Investor will be entitled, in addition to all other available remedies, to an injunction restraining any breach and requiring immediate transfer, without the necessity of showing economic loss and without any bond or other security being required.

ARTICLE VI
CONDITIONS TO THE COMPANY’S OBLIGATION TO SELL

The obligation of the Company to issue and sell the Common Shares to each Investor at the Closing is subject to the satisfaction by such Investor, on or before the Closing Date, of each of the following conditions. These conditions are for the Company’s sole benefit and may be waived by the Company at any time in its sole discretion:

6.1 The Investor will have executed this Agreement and the Registration Rights Agreement and will have delivered those agreements to the Company.

6.2 The Investor will have delivered the purchase price for the Common Shares to the Company in accordance with this Agreement.

6.3 The representations and warranties of the Investor must be true and correct in all material respects as of the Closing Date as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties must be correct as of such date).

6.4 The Investor will have performed and complied in all material respects with the covenants and conditions required by this Agreement to be performed or complied with by the Investor at or prior to the Closing.

6.5 No litigation, statute, rule, regulation, executive order, decree, ruling, or injunction will have been enacted, entered, promulgated, or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

ARTICLE VII
CONDITIONS TO THE INVESTOR’S OBLIGATION TO PURCHASE

The obligation of each Investor hereunder to purchase the Common Shares from the Company at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions. These conditions are for each Investor’s respective benefit and may be waived by any Investor at any time in its sole discretion:

7.1 The Company will have executed and delivered to the Investors this Agreement and the Registration Rights Agreement.

7.2 The Company will have effected an amendment to the Rights Agreement (the “Amendment to Rights Agreement”) in the form attached hereto as Exhibit B.

7.3 The Company will have delivered to the Investors duly executed certificates representing the Common Shares in the amounts and forms specified in Section 1.1 hereof.

7.4 The representations and warranties of the Company must be true and correct in all material respects as of the Closing as though made at that time (except for representations and warranties that speak as of a specific date, which representations and warranties must be true and correct as of such date), and the Company must have performed and complied in all material respects with the covenants and conditions required by this Agreement to be performed or complied with by the Company at or prior to the Closing. The Investor must have received a certificate or certificates dated as of the Closing Date and executed by the Chief Executive Officer or the Chief Financial Officer of the Company certifying as to the matters contained in this Section 7.3 and as to such other matters as may be reasonably requested by such Investor, including, but not limited to, the Company’s Articles of Incorporation, By-laws, Board of Directors’ resolutions relating to the transactions contemplated hereby, and the incumbency and signatures of each of the officers of the Company who may execute on behalf of the Company any document delivered at the Closing.

7.5 No litigation, statute, rule, regulation, executive order, decree, ruling, or injunction will have been enacted, entered, promulgated, or endorsed by or in any court or governmental authority of competent jurisdiction or any self-regulatory organization having authority over the matters contemplated hereby which prohibits the consummation of any of the transactions contemplated by this Agreement.

7.6 The shares of Common Stock must be quoted on the OTCBB, and such quotation must not have been suspended by the SEC or the FINRA.

7.7 The Investors will have received an opinion of the Company’s counsel, dated as of the Closing Date, in form, scope and substance reasonably satisfactory to the Investors.

ARTICLE VIII
INDEMNIFICATION

8.1 Indemnification by Company. In consideration of each Investor’s execution and delivery of this Agreement and its acquisition of the Common Shares hereunder, and in addition to all of the Company’s other obligations under this Agreement and the Registration Rights Agreement, the Company will defend, protect, indemnify and hold harmless each Investor and each other holder of the Common Shares and all of their stockholders, officers, directors, employees, advisors and direct or indirect investors and any of the foregoing person’s agents or other representatives (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) (collectively, the “Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and expenses in connection therewith (regardless of whether any such Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred or suffered by an Indemnitee as a result of, or arising out of, or relating to (a) any breach of any representation or warranty made by the Company herein or in any other certificate, instrument or document contemplated hereby or thereby, (b) any breach of any covenant, agreement or obligation of the Company contained herein or in any other certificate, instrument or document contemplated hereby or thereby, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance, breach or enforcement of this Agreement or the Registration Rights Agreement by the Company; provided, however, that, with respect to this clause (c), the Company shall not be liable to the extent such Indemnified Liabilities are finally determined by a court of competent jurisdiction to have resulted primarily and directly from the Investors’ negligence or willful misconduct. To the extent that the foregoing undertaking by the Company is unenforceable for any reason, the Company will make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

8.2  Indemnification by Investors. In consideration of the Company’s execution and delivery of this Agreement and its sale of the Common Shares hereunder, each of the Investors will defend, protect, indemnify and hold harmless the Company and each other holder of the Common Shares and all of their Indemnitees from and against the Indemnified Liabilities, incurred or suffered by an Indemnitee as a result of, or arising out of, or relating to (a) any breach of any representation or warranty made by such Investor herein, (b) any breach of any covenant, agreement or obligation of such Investor contained herein, or (c) any cause of action, suit or claim brought or made against such Indemnitee and arising out of or resulting from the execution, delivery, performance, breach or enforcement of this Agreement by such Investor which Indemnified Liabilities are finally determined by a court of competent jurisdiction to have resulted primarily and directly from the Investors’ gross negligence or willful misconduct. To the extent that the foregoing undertaking by the Investors is unenforceable for any reason, the Investors will make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities that is permissible under applicable law.

ARTICLE IX
DEFINITIONS

9.1 “Closing” means the closing of the purchase and sale of the Common Shares.

9.2 “Closing Date” has the meaning set forth in Section 1.3.

9.3 “Common Shares” has the meaning set forth in the recitals.

9.4 “Common Stock” means the common stock, par value $0.01 per share, of the Company.

9.5 “Company” means Internet America, Inc., a Texas corporation.

9.6 “Company Permits” has the meaning set forth in Section 3.19.

9.7 “Environmental Laws” has the meaning set forth in Section 3.14.

9.8 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

9.9 “FINRA” means the Financial Industry Regulatory Authority.

9.10 “Indebtedness for Borrowed Money” shall include only (i) indebtedness of the Company and its Subsidiaries incurred as the result of a direct borrowing of money, and (ii) guarantees by the Company and its Subsidiaries of indebtedness of third parties, and shall not include any other indebtedness including, but not limited to, indebtedness incurred with respect to trade accounts, equipment leases, and intercompany loans.

9.11 “Indemnified Liabilities” has the meaning set forth in Article VIII.

9.12 “Indemnitees” has the meaning set forth in Article VIII.

9.13 “Intellectual Property” has the meaning set forth in Section 3.10.

9.14 “Investors” means the investors, whether one or more, whose names are set forth on the signature pages of this Agreement, and their permitted transferees.

9.15 “Material Adverse Effect” means a material adverse effect on (a) the assets, liabilities, business, properties, operations, financial condition, prospects or results of operations of the Company and its Subsidiaries, taken as a whole, or (b) the ability of the Company to perform its obligations pursuant to the transactions contemplated by this Agreement or under the agreements or instruments to be entered into or filed in connection herewith; in each case other than as a result of any adverse change, event, or effect that is directly attributable to conditions affecting the United States economy generally unless such conditions adversely affect the Company in a materially disproportionate manner, and any adverse change, event, or effect that is directly attributable to conditions affecting the Company’s industry generally, unless such conditions adversely affect the Company in a materially disproportionate manner.

9.16 “Option Plan” means, collectively, the Company’s 1998 Nonqualified Stock Option Plan, Employee and Consultant Stock Option Plan, 2004 Non-Employee Director Plan, and the 2007 Stock Option Plan, including all amendments thereto.

9.17  “OTCBB” means the OTC Bulletin Board operated by the FINRA.

9.18 “Registration Rights Agreement” means the Registration Rights Agreement, dated as of the date of this Agreement and among the parties to this Agreement, in the form attached hereto as Exhibit C.

9.19 “Regulation D” means Regulation D as promulgated by the SEC under the Securities Act.

9.20 “Rule 144” and “Rule 144(k)” mean Rule 144 and Rule 144(k), respectively, promulgated under the Securities Act, or any successor rule.

9.21 “SEC” means the Securities and Exchange Commission.

9.22 “SEC Documents” has the meaning set forth in Section 3.7.

9.23 “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder, or any similar successor statute.

9.24 “Subsidiaries” means any entity in which the Company, directly or indirectly, owns capital stock or holds an equity or similar interest.

9.25 “Transaction Documents” shall have the meaning set forth in Section 10.17.

ARTICLE X
GOVERNING LAW; MISCELLANEOUS

10.1  Governing Law; Jurisdiction. This Agreement will be governed by and interpreted in accordance with the laws of the State of Texas without regard to the principles of conflict of laws. The parties hereto hereby submit to the jurisdiction of the United States federal and state courts located in the State of Texas with respect to any dispute arising under this Agreement, the agreements entered into in connection herewith or the transactions contemplated hereby or thereby.

10.2  Counterparts; Signatures by Facsimile. This Agreement may be executed in two or more counterparts, all of which are considered one and the same agreement and will become effective when counterparts have been signed by each party and delivered to the other parties. This Agreement, once executed by a party, may be delivered to the other parties hereto by facsimile transmission of a copy of this Agreement bearing the signature of the party so delivering this Agreement.

10.3  Headings. The headings of this Agreement are for convenience of reference only, are not part of this Agreement and do not affect its interpretation.

10.4  Severability. If any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision will be deemed modified in order to conform with such statute or rule of law. Any provision hereof that may prove invalid or unenforceable under any law will not affect the validity or enforceability of any other provision hereof.

10.5  Entire Agreement. This Agreement and the Registration Rights Agreement (including all schedules and exhibits hereto and thereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and thereof. There are no restrictions, promises, warranties or undertakings, other than those set forth or referred to herein or therein. This Agreement supersedes all prior agreements and understandings among the parties hereto with respect to the subject matter hereof.

10.6  Consents. Except as otherwise specifically provided herein, in each case in which approval of the Investors is required by the terms of this Agreement, such requirement shall be satisfied only upon receipt of the written consent of each Investor.

10.7  Changes, Waivers, etc. Neither this Agreement nor any provision hereof may be amended, changed, waived, discharged or terminated orally, but only by a statement in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

10.8  Notices. Any notices required or permitted to be given under the terms of this Agreement must be sent by certified or registered mail (return receipt requested) or delivered personally or by courier (including a recognized overnight delivery service) or by facsimile and will be effective five days after being placed in the mail, if mailed by regular U.S. mail, or upon receipt, if delivered personally, by courier (including a recognized overnight delivery service) or by facsimile, in each case addressed to a party. The addresses for such communications are:

If to the Company:	Internet America, Inc.
10930 W. Sam Houston Pwky., N.
Suite 200
Houston, Texas, 77064
Attn: William E. Ladin, Jr.
Facsimile: (281) 469-6195

With a copy to:	Boyer & Ketchand
Nine Greenway Plaza, Suite 3100
Houston, Texas 77046
Attention: Rita J. Leader
Fax: (713) 871-2024

If to an Investor: To the address set forth immediately below such Investor’s name on the signature pages hereto.

With a copy to:	Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Ave., Suite 3400
Los Angeles, CA 90071
Joseph J. Giunta
Facsimile: (213) 621-5040

Each party will provide written notice to the other parties of any change in its address.

10.9  Successors and Assigns. This Agreement is binding upon and inures to the benefit of the parties and their successors and assigns. The Company will not assign this Agreement or any rights or obligations hereunder without the prior written consent of the Investors, and no Investor may assign this Agreement or any rights or obligations hereunder without the prior written consent of the Company. Notwithstanding the foregoing, an Investor may assign all or part of its rights and obligations hereunder to any of its “affiliates,” as that term is defined under the Securities Act, without the consent of the Company so long as the affiliate is an accredited investor (within the meaning of Regulation D under the Securities Act) and agrees in writing to be bound by this Agreement. This provision does not limit the Investor’s right to transfer the Common Shares pursuant to the terms of this Agreement or to assign the Investor’s rights hereunder to any such transferee pursuant to the terms of this Agreement.

10.10  Expenses. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of the Agreement and the Registration Rights Agreement.

10.11 Attorneys’ Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs, and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs, and expenses of appeals.

10.12 Third Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns, and is not for the benefit of, nor may any provision hereof be enforced by, any other person.

10.13 Survival. All representations and warranties contained herein shall survive the execution and delivery of this Agreement, any investigation at any time made by the Investors or on their behalf, and the sale and purchase of the Common Shares and payment therefor. All statements contained in any certificate, instrument or other writing delivered by or on behalf of the Company pursuant hereto or in connection with the transactions herein contemplated (other than legal opinions) shall constitute representations and warranties by the Company hereunder.

10.14 Further Assurances. Each party will do and perform, or cause to be done and performed, all such further acts and things, and will execute and deliver all other agreements, certificates, instruments and documents, as another party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby.

10.15 No Strict Construction. The language used in this Agreement is deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party.

10.16 Equitable Relief. The Company recognizes that, if it fails to perform or discharge any of its obligations under this Agreement, any remedy at law may prove to be inadequate relief to the Investors. The Company therefore agrees that the Investors are entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

10.17 Independent Nature of Investors’ Obligations and Rights. The obligations of each Investor under any of this Agreement or the Registration Rights Agreement (collectively, the “Transaction Documents”) are several and not joint with the obligations of any other Investor, and no Investor shall be responsible in any way for the performance of the obligations of any other Investor under any Transaction Document. The decision of each Investor to purchase Common Shares pursuant to the Transaction Documents has been made by each Investor independently of any other Investor. Nothing contained herein or in any Transaction Document, and no action taken by any Investor pursuant thereto, shall be deemed to constitute the Investors as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Investors are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated by the Transaction Document. Each Investor shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement or out of the other Transaction Documents, and it shall not be necessary for any other Investor to be joined as an additional party in any proceeding for such purpose. Each Investor acknowledges that no other Investor has acted as agent for the Investor in connection with making its investment hereunder and that no other Investor will be acting as agent of the Investor in connection with monitoring its investment in the Common Shares or enforcing its rights under the Transaction Documents. Each Investor has been represented by its own separate legal counsel in its review and negotiation of the Transaction Documents. The Company has elected to provide all Investors with the same terms and Transaction Documents for the convenience of the Company and not because it was required or requested to do so by the Investors.

IN WITNESS WHEREOF, the undersigned Investors and the Company have caused this Agreement to be duly executed as of the date first above written.

COMPANY:

INTERNET AMERICA, INC.

By:	/s/ William E. Ladin, Jr.
William E. Ladin, Jr., CEO

INVESTOR:

INVESTOR’S NAME: Steven G. Mihaylo, Trustee of The Steven G. Mihaylo Trust Agreement (As Restated), as restated on December 13, 2001

By:	/s/ Steven G. Mihaylo
Print Name:	Steven G. Mihaylo
Title:	Trustee

Number of Shares:	4,000,000

Per Share Price:	$1.00

Aggregate Purchase Amount:	$ 4,000,000.00

INVESTOR’S ADDRESS:

Steven G. Mihaylo, Trustee for The Steven G. Mihaylo Trust
P. O. Box 19790
Reno, Nevada 89511

(any notice hereunder to this Investor shall include a copy to):

Skadden, Arps, Slate, Meagher & Flom LLP
300 South Grand Ave., Suite 3400
Los Angeles, CA 90071
Attn: Joseph J. Giunta

[Signature Page to Securities Purchase Agreement]

EXHIBIT A

SCHEDULE OF INVESTORS

Investor	Common Shares	Purchase Price

Steven G. Mihaylo, Trustee of	4,000,000	$4,000,000.00
The Steven G. Mihaylo Trust Agreement
(As Restated), as restated on December 13, 2001

Total:	4,000,000	$4,000,000.00